Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-92229, 333-138697, 333-168629, 333-168254, 333-176205) of Valeant Pharmaceuticals International, Inc. of our report dated March 22, 2013, except for the effects of finalization of purchase accounting described in Note 2 — Acquisitions and Licensing Agreements—Acquisition of ISTA Pharmaceuticals, Inc., as to which the date is June 7, 2013 relating to the financial statements of Bausch & Lomb Holdings Incorporated, which are incorporated by reference in the Current Report on Form 8-K/A of Valeant Pharmaceuticals International, Inc. dated October 18, 2013.

PricewaterhouseCoopers LLP

Rochester, NY

October 18, 2013